Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-197510 on Form S-8 of Grubhub Inc. of our report dated February 28, 2017 relating to the consolidated financial statements of Grubhub Inc., and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

February 28, 2017